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                                  EXHIBIT 99.1

Contribution Agreement dated as of January 5, 1995 by and between Printpack,
                            Inc. and Orflex Ltd.






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     This Contribution Agreement (the "Agreement") is made as of the 5th day of
January, 1995 by and between Printpack, Inc., a Georgia corporation ("Printpack"), and ORFLEX Ltd, an Ohio limited liability company, ("Orflex").

     WHEREAS, Printpack desires to contribute to the capital of Orflex certain assets, business and operations of Printpack relating to Printpack's flexible packaging converting plant located at 470 West Northland Boulevard in Cincinnati, Ohio (the "Cincinnati Plant") as a capital contribution in connection with Printpack's forty-nine percent (49%) membership interest in Orflex and Orflex desires to acquire the Cincinnati Plant on such basis, all as provided in this Agreement.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, terms, conditions and covenants contained herein, the parties agree as follows:
                                   ARTICLE I
                              CAPITAL CONTRIBUTION

     1.1 CONTRIBUTION OF ASSETS.

     (a) On the terms and subject to the conditions of this Agreement, except for the Excluded Assets (defined hereinafter), Printpack hereby contributes to Orflex and Orflex hereby accepts all of Printpack's tangible and intangible assets, properties and rights used as of the date of this Agreement in the ordinary course of operations of the Cincinnati Plant (the "Assets"), including without limitation the following:

           (i) all of Printpack's inventories, supplies and parts relating to the Cincinnati Plant, either on hand or in transit (the "Inventories");

           (ii) all of Printpack's right, title and interest in all machinery, equipment and furniture located at the Cincinnati Plant, including without limitation the machinery, equipment and furniture listed on
      Exhibit 1.1(a)(ii) attached hereto except for that included in Excluded Assets;

           (iii) all of Printpack's fee simple interest in real property located at 470 West Northland Boulevard, Cincinnati, Hamilton County, Ohio 45246, as more fully described on Exhibit 1.1(a)(iii) attached hereto, including all buildings,


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      structures, fixtures and improvements located thereon or related thereto
      (the "Real Property");

           (iv) all rights of Printpack with respect to its contracts with the customers identified on Exhibit 1.1(a)(iv) attached hereto including all rights relating to unfilled or partially-filled purchase orders and commitments of such customers except for those contracts included in Excluded Assets;

           (v) all rights of Printpack with respect to purchase orders for raw materials, supplies, and inventories for the Cincinnati Plant to the extent necessary or desirable to satisfy the unfilled or partially-filled purchase orders and commitments of the customers identified on Exhibit 1.1(a)(iv) attached hereto;

           (vi) all rights of Printpack with respect to the leases, contracts, and commitments listed on Exhibit 1.1(a)(vi) attached hereto;

           (vii) all books, records, files, data and other information of Printpack relating solely to the assets, business and operations of the Cincinnati Plant (except to the extent such information relates to the Excluded Assets); and

           (viii) all rights in and to all licenses, permits, franchises, approvals, authorizations, consents, and registrations issued by any governmental agency (collectively, "Authorities"), issued or granted to or held by Printpack relating solely to the Cincinnati Plant, including but not limited to all Authorities listed on Exhibit 1.1(a)(viii) attached hereto but only to the extent that such Authorities can be transferred by Printpack.

     (b) Printpack is retaining and not contributing, transferring, conveying or assigning to Orflex any of the following assets (the "Excluded Assets"):

           (i) any cash of Printpack relating to the Cincinnati Plant;

           (ii) any accounts receivable of Printpack relating to the Cincinnati Plant and arising from goods shipped prior to the Closing Date (defined hereinafter);

           (iii) any of the machinery and equipment listed on Exhibit 1.1(b)(iii) attached hereto;


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           (iv) any rights of Printpack relating to its contracts with customers of the Cincinnati Plant other than the customers identified on
      Exhibit 1.1(a)(iv) attached hereto;

           (v) any rights of Printpack relating to the contracts listed on
      Exhibit 1.1(b)(v) attached hereto (the "Excluded Contracts");

           (vi) any rights in the name "Printpack" or any variation thereof or any other trademark or name used by Printpack;

           (vii) any assets, properties or rights of Printpack relating to Printpack's businesses and operations other than the Cincinnati Plant; or

           (viii) any raw materials related to the Cincinnati Plant; or

           (ix) any work-in-process or finished goods inventories relating to the Cincinnati Plant.

     1.2 ASSUMPTION OF CERTAIN LIABILITIES.

     (a) In connection with the contribution of the Assets to Orflex, Orflex hereby assumes only the following liabilities and obligations of Printpack (the "Assumed Liabilities"):

           (i) obligations of Printpack due after the Closing Date and incurred in the ordinary course for the sale and delivery of products to the customers identified on Exhibit 1.1(a)(iv) attached hereto (but excluding any obligation or liability for non-performance, default or breach prior to the Closing); and

           (ii) obligations of Printpack under the leases, contracts and commitments listed on Exhibit 1.1(a)(vi) attached hereto.

     (b) Except for the Assumed Liabilities, Orflex is not assuming any liability or obligation of Printpack whatsoever, including without limitation any liabilities or obligations with respect to the following (the "Nonassumed Liabilities"):

           (i) any customers of the Cincinnati Plant other than the customers identified on Exhibit 1.1(a)(iv) attached hereto;


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     (ii) any federal, state or local taxes, imposts, levies or other charges;

     (iii) employee benefits (including, without limitation, COBRA rights), wage or benefit increases, pension, welfare, benefit or retirement plans or arrangements, severance pay, accrued vacation, sick pay or other paid timeoff;

     (iv) any claim, litigation, obligation, liability, judgment or expense regarding any product or good sold or shipped by Printpack prior to the Closing Date, whether based on contract, tort, or breach of warranty, express or implied; or

     (v) damage or injury to person or property, or otherwise.

     1.3 CAPITAL ACCOUNT. In recognition of the contribution of the Assets to Orflex by Printpack, and the covenant not to compete set forth in Section 4.2 hereof Printpack shall have a credit to its capital account equal to $5,300,000 in Orflex which the members of Orflex have agreed is the fair value of Printpack's contribution.

     1.4 THE CLOSING. The closing of the contribution of the Assets and Printpack's acquisition of its forty-nine percent (49%) membership interest in Orflex (the "Closing") is taking place simultaneously with the execution of this Agreement on January 5, 1995 and shall be deemed effective as of the close of business this day (the "Closing Date").

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF PRINTPACK

     Except as disclosed by Printpack to Orflex in writing in the Disclosure Schedule attached hereto (the "Disclosure Schedule") (which disclosure with respect to any warranty or repreesnation shall be considered disclosure with respect to all warranties and representations), Printpack hereby represents and warrants to Orflex as follows:

     2.1 ORGANIZATION. Printpack is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly licensed and qualified to do business in and is in good standing in Ohio and all other jurisdictions in which the conduct of its business or the ownership or leasing of its properties requires it to be licensed or qualified to do business


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and where the failure to be so qualified would materially adversely affect the
Cincinnati Plant or the Assets.

     2.2 AUTHORITY. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Printpack's Board of Directors. No other corporate proceedings on the part of Printpack or its shareholders are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement and each other agreement executed by Printpack and contemplated hereby are valid and binding obligations of Printpack, enforceable in accordance with their terms, except as may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally or by equitable principles.

     2.3 NO CONFLICT. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate or conflict with, or require any consent under, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Assets under any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Printpack, or of any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument or obligation to which Printpack is a party, or by which Printpack, the Assets or the Cincinnati Plant may be bound or affected, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Printpack, the Assets or the Cincinnati Plant, except in either event for such breaches or violations that would not have a material adverse effect on Printpack, the Assets or the Cincinnati Plant. No consent or approval by, notice to or registration with any governmental authority is required on the part of Printpack prior to the Closing in connection with the execution and delivery by Printpack of this Agreement or the consummation by Printpack of any of the transactions contemplated hereby.


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     2.4 FINANCIAL STATEMENTS.

     (a) Printpack has previously delivered to Orflex (i) the unaudited balance sheets of the Cincinnati Plant at June 25, 1994 and June 26, 1993 and the related unaudited statements of income for each of the two fiscal years then ended, and (ii) the unaudited balance sheet of the Cincinnati Plant at November 18, 1994 and the related unaudited statement of income for the five month period then ended (the financial statements referred to in clauses (i) and (ii) are collectively referred to as the "Financial Statements"). Except as set forth in the Disclosure Schedule, the Financial Statements fairly present in all material respects, respectively, the financial condition and results of operations of the Cincinnati Plant at such dates and for such periods then ending and have been prepared in accordance with and accurately reflect the books and records of the Cincinnati Plant.

     (b) Except as and to the extent reflected or disclosed in the balance sheet of the Cincinnati Plant at November 18, 1994, except as set forth on the Disclosure Schedule, Printpack did not have any material liability or obligation relating to the Cincinnati Plant of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) as of such date.

     2.5 ASSETS NECESSARY TO THE BUSINESS. Except for the Excluded Assets, the Assets being sold hereunder are all of the assets and rights that are being used in or are reasonably necessary to carry on the business and operations of the Cincinnati Plant as presently conducted.

     2.6 TITLE TO PROPERTIES AND CONDITION.

     (a) Printpack has good and marketable title to the Assets free and clear of all mortgages, liens, pledges, charges, claims or encumbrances.

     (b) The buildings, improvements, furniture, fixtures, leaseholds and equipment of Printpack as a whole are in structural and operating condition sufficient for Printpack's present operations and use, reasonable wear and tear excepted and are in conformity in all material respects with all applicable laws, ordinances and regulations, including without limitation all building and zoning laws, ordinances and regulations,


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except with respect to environmental matters for which representations are set forth in Section 2.8.

     2.7 INVENTORIES. The Inventories of Printpack are accounted for on a first-in/first-out basis, lower of cost or market. The Inventories of Printpack are merchantable, readily usable and salable in the ordinary and usual course of business and are written down to net realizable market value. Any unsalable, excess or slow-moving inventory has been written down to net realizable value.

     2.8 ENVIRONMENTAL MATTERS.

     (a) Except as set forth on the Disclosure Schedule, (i) Printpack has not received any claim, notice, order, directive, or information request relating to the Cincinnati Plant from the United States Environmental Protection Agency (the "EPA"), or any state environmental protection authority or agency ("State EPA") or from any other agency or branch of local, state or federal government ("Environmental Agency" and "Environmental Agencies") alleging any violation of any federal or state environmental law, ordinance, regulation or order applicable to the facilities or operations of the Cincinnati Plant ("Environmental Laws"), or any claim or notice from any private corporation or person alleging any violation of any Environmental Laws, within the five years immediately preceding the date hereof; (ii) to the knowledge of Printpack, no investigation, administrative order, consent order, agreement, litigation or settlement with respect to any release of hazardous substances to the environment (as defined by the Comprehensive Environment Response, Compensation and Liability Act, 42 U.S.C. Section Section 9601 et seq.) is proposed, threatened, or anticipated, with respect to the facilities or operations of the Cincinnati Plant; (iii) all environmental facility, operating and other permits, registrations and authorizations ("Environmental Permits") required for the Cincinnati Plant by any Environmental Agency have been obtained and are in effect; (iv) to the knowledge of Printpack, Printpack has complied with and is not in material default under any Environmental Law with respect to the Cincinnati Plant and (v) to the knowledge of Printpack, none of the facilities or operations of the Cincinnati Plant have been contaminated by hazardous waste (as defined by the Resource Conservation and


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Recovery Act 42 U.S.S. Section Section 6901 et seq.), nor has the Cincinnati
Plant been used for solid or hazardous waste storage or disposal, and none of the facilities or operations of the Cincinnati Plant have contaminated neighboring real estate or waters with hazardous substances. To the knowledge of Printpack, there are no underground storage tanks or asbestos materials in or upon any of the properties or facilities of the Cincinnati Plant, whether owned or leased.

     2.9 LICENSES, PERMITS, ETC. All Authorities are valid and in full force and effect. No proceeding or action with respect to the suspension, cancellation or any other aspect of any Authority is pending or, to the knowledge of Printpack, threatened; and, to the knowledge of Printpack, no basis exists therefor. None of the operations, processes or products of Printpack infringe or violate the rights of any third party. Printpack does not know of any operations or processes conducted or products sold by any third party that infringe or violate the rights of Printpack with respect to the operations, processes or products of the Cincinnati Plant. No license for any technology, patent, process or other similar intangible right is required for the operation of the Cincinnati Plant as it is currently being operated by Printpack.

     2.10 EMPLOYEE BENEFIT PLANS.

     (a) For purposes of this Section 2.10 the term "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, the term "Code" means the Internal Revenue Code of 1986, as amended, the terms "employee welfare benefit plan" and "employee pension benefit plan" have the meanings set forth in ERISA Sections 3(1) and 3(2), respectively, and the term "employee fringe benefit plan" means any plan, program or arrangement under which one or more employees or former employees of Printpack receive benefits (other than regular salary or wages) and which is not considered an employee pension benefit plan or employee welfare benefit plan under ERISA.

     (b) Notwithstanding any other provision or implication herein to the contrary, Orflex does not assume (i) any employee pension benefit plan, employee welfare benefit plan, or employee fringe benefit plan maintained by Printpack or in which any employee of the Cincinnati Plant has ever participated, (ii) any obligation or liability


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(whether current or contingent) of Printpack under any such plan, or (iii)
any obligation or liability (whether current or contingent) of Printpack or any affiliate employer of Printpack with respect to any employee pension benefit plan, employee welfare benefit plan, or employee fringe benefit plan maintained by such an affiliated employer or in which any employee of such an affiliated employer has ever participated; and there is no material obligation or liability under any such employee pension benefit plan, employee welfare benefit plan, or employee fringe benefit plan for which Orflex could become responsible as a result of this Agreement or the transactions contemplated hereby.

     2.11 TAX MATTERS. Printpack has timely filed all federal, state and local tax returns required to be filed by Printpack with respect to the Cincinnati Plant and all such returns are complete and correct in all material respects. Printpack has made timely payment of all such taxes, levies, imposts or other charges when due and payable and has paid all interest, penalties, deficiencies and assessments, if any, heretofore levied or assessed against it. To the knowledge of Printpack, Printpack has duly withheld, collected and timely paid over or held for payment to the proper governmental authorities all taxes and other amounts required to be withheld or collected by it with respect to the Cincinnati Plant.

     2.12 LITIGATION. Except as set forth on the Disclosure Schedule, there is no action, dispute, claim, litigation, arbitration, investigation or other proceeding, at law or in equity or by or before any court or governmental or administrative body (U.S. or foreign), pending or, to the knowledge of Printpack, threatened against Printpack with respect to its business, properties, operations or personnel of the Cincinnati Plant or the transactions contemplated by this Agreement. The Cincinnati Plant is not subject to (i) any judicial, governmental or agency judgment, decree or order in which Printpack is or was a named party, or (ii) any other such judgment, decree or order that materially affects the Cincinnati Plant or the Assets.

     2.13 CONTRACTS, AGREEMENTS, ETC. Together, Exhibit 1.1(a)(vi) and Exhibit 1.1.(b)(v) list all leases, contracts and commitments (written or oral) of Printpack relating to the Cincinnati Plant, under which there are remaining obligations or duties, contingent


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or otherwise (except those leases, contracts and commitments that are terminable pursuant to the terms thereof and without penalty, on 30 days or less notice and involve payments or obligations of Printpack of $5,000 or less in the aggregate). All such leases, contracts and commitments that are listed on Exhibit 1.1(a)(vi) are valid and in full force and effect with respect to Printpack and, to the best of Printpack's knowledge, with respect to each other party thereto, and no breach or default (or event or condition, which after notice or lapse of time, or both would constitute a breach or default) by Printpack or, to the knowledge of Printpack, by any other party thereto, exists with respect thereto.

     2.14 COMPLIANCE WITH LAWS. Printpack has complied with and is currently complying with all laws, statutes, orders, rules and judgments and, to the best of Printpack's knowledge, all regulations, policies, and guidelines of any federal, state, local or applicable foreign court or governmental or administrative body or agency relating to the Cincinnati Plant or the Assets, except for such non-compliance that would not have a material adverse effect on Assets or the Cincinnati Plant, and except with respect to environmental matters for which representations are made in Section 2.8.

     2.15 INSURANCE. The Disclosure Scheduled sets forth a correct and complete list of all policies of insurance in effect with respect to the Cincinnati Plant and which have been in effect during the three-year period prior to the Closing Date. The Disclosure Schedule also sets forth a list of all claims for any insured loss in excess of $5,000 per occurrence filed by Printpack with respect to the Cincinnati Plant during the three-year period prior to the Closing Date, including but not limited to workers' compensation, automobile and general product liability claims. Printpack has not been denied any insurance or indemnity bond and no insurance carrier has cancelled or reduced any insurance coverage of Printpack with respect to the Cincinnati Plant. Printpack has not received any notice from any insurer or agent of any intent to cancel or reduce any insurance coverage or that any substantial improvement or other expenditure with respect to the Cincinnati Plant is necessary in order to continue such insurance.


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     2.16 FEES OR COMMISSIONS.  Printpack has not employed any broker, agent or finder or incurred any liability for any brokerage fees, agent's commissions or finder's fees or other similar obligations in connection with the transactions contemplated hereby.

     2.17 CERTAIN CUSTOMERS. During the last twelve months, the aggregate amount of all invoices issued to the customers identified on Exhibit 1.1(a)(iv) attached hereto was not less than $1,500,000.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF ORFLEX

     3.1 ORGANIZATION. Orflex is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio. Orflex is duly licensed and qualified to do business and is in good standing in Ohio and all other jurisdictions in which Orflex's operation of the Cincinnati Plant as of the day immediately following the Closing Date will require it to be licensed or registered and where the failure to be so licensed or qualified would materially adversely affect the Cincinnati Plant or the Assets.

     3.2 AUTHORITY. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Members of Orflex. No other company proceedings on the part of Orflex are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement and each other agreement executed by Orflex and contemplated hereby are valid and binding obligations of Orflex enforceable in accordance with their terms, except as may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally or by equitable principles.

     3.3 FEES OR COMMISSIONS. Orflex has not employed any broker, agent or finder or incurred any liability for any brokerage fees, agent's commissions or finder's fees or similar obligation in connection with the transactions contemplated hereby.

     3.4 NO CONFLICT. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate or conflict with, or require any consent under, or result in a breach of any provision of, or constitute a default


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(or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, the terms, conditions or provisions of the Articles of Organization, Bylaws or Operating Agreement of Orflex, or of any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument or obligation to which Orflex is a party, or by which Orflex may be bound or affected, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Orflex, except in either event for such breaches or violations that would not have a material adverse effect on Orflex, the Assets or the Cincinnati Plant. No consent or approval by, notice to or registration with any governmental authority is required on the part of Orflex prior to Closing in connection with the execution and delivery by Orflex of this Agreement or the consummation by Orflex of any of the transactions contemplated hereby.


     3.5 LITIGATION. There is no action, dispute, claim, litigation, arbitration, investigation or other proceeding, at law or in equity or by or before any court of governmental or administrative body (U.S. or foreign), pending or, to the knowledge of Orflex, threatened against Orflex with respect to its business, properties, operations or personnel or the transactions contemplated by this Agreement. Orflex is not subject to any judicial, governmental or agency judgment, decree or order.

                             ARTICLE IV CERTAIN
                        UNDERSTANDINGS AND AGREEMENTS

     4.1 NONCOMPETITION. In connection with the contribution of Assets to Orflex, for a period of five years from and after the Closing Date, without the prior written consent of Orflex, Printpack will not in any manner, directly or indirectly, engage in or operate, own, manage, control, join or participate in the ownership, management, operation or control of:

           (i) any manufacturing plant or facility engaged in the manufacture of flexible packaging located within a 100 mile radius of the Cincinnati Plant, or


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           (ii) any minority owned business that engages in the manufacture, sale, distribution, marketing or promotion of flexible packaging in the continental United States or such other geographic area as is found by a court of competent jurisdiction to be reasonably necessary for the protection of Orflex.

Printpack agrees that the remedy at law for any breach by it of any of the foregoing will be inadequate, and that Orflex will be entitled to injunctive relief for any such breach.

     4.2 TRANSITION OF CERTAIN CUSTOMERS. Printpack agrees to cooperate with Orflex and to take all action reasonably requested by Orflex to insure a smooth and orderly transition, from Printpack to Orflex, of each of the customers identified on Exhibit 1.1(a)(iv) attached hereto.

     4.3 VALUE OF ASSETS. The parties agree that the fair value of the Assets and the covenant not to compete set forth in Section 4.1 hereof is $5,300,000 in the aggregate and the parties agree to mutually agree as to the values of the various categories of assets as soon as practicable.

     4.4 FURTHER ASSURANCES. From time to time after the Closing, at Orflex's request and without further consideration, Printpack will execute and deliver such other instruments of conveyance and transfer and take such other action as Orflex may reasonably request to effectively convey, transfer to and vest in Orflex and to put Orflex in possession and operating control of all or any part of the Assets and operations of the Cincinnati Plant.

                                   ARTICLE V
                        SURVIVAL OF REPRESENTATIONS AND
                           WARRANTIES INDEMNIFICATION

     5.1 NATURE AND SURVIVAL OF REPRESENTATIONS; COVENANTS. The representations and warranties of Printpack contained in Article II of this Agreement shall survive the Closing Date and shall expire as follows:

           (a) the representations and warranties in Sections 2.6(a) and 2.11 shall not expire until the expiration of the applicable statute of limitations; and


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

     (b) the representations and warranties contained in all other Sections shall expire on the second anniversary of the Closing Date;

provided, however, that any representation and warranty which is the subject of a claim asserted in writing by Orflex prior to such expiration date shall survive with respect to such claim until the final resolution thereof. The covenants of the parties contained herein shall survive the Closing Date and shall not expire until the expiration of the longest applicable statute of limitations. The representations and warranties of Orflex made in Article III of this Agreement shall survive the Closing Date and shall not expire until the second anniversary of the Closing Date.

     5.2 INDEMNIFICATION.

     (a) Printpack will indemnify and hold harmless Orflex from, against and in respect of (i) the Nonassumed Liabilities, and (ii) any and all actions, suits, proceedings, claims, demands, assessments, losses, liabilities, damages, deficiencies, judgments, costs and expenses (including the reasonable fees and expenses of Orflex's legal counsel in connection therewith or in connection with enforcement of this indemnification) arising out of any misrepresentation or breach of warranty or any default in the due observance of any agreement by Printpack hereunder or the Nonassumed Liabilities.

     (b) Orflex agrees to indemnify and hold harmless Printpack from, against and in respect of (i) the Assumed Liabilities, and (ii) any and all actions, suits, proceedings, claims, demands, assessments, losses, liabilities, damages, deficiencies, judgments, costs and expenses (including the reasonable fees and expenses of Printpack's legal counsel in connection therewith or in connection with the enforcement of this indemnification) arising out of any misrepresentation or breach of warranty or any default in the due observance of any agreement of Orflex hereunder or the Assumed Liabilities.

     5.3 PROCEDURES.

     (a) Any party seeking indemnification hereunder (an "Indemnified Party") agrees to give the party from which indemnification is sought hereunder (the "Indemnifying Party") prompt written notice of any action, claim, demand, discovery of fact, proceeding, suit or other facts or circumstances for which such Indemnified Party intends to assert a right to indemnification under this Agreement (a "Claim"). The failure to give timely notice hereunder will not relieve the Indemnifying Party from its obligations hereunder except that the Indemnifying Party will not be obligated to pay any costs incurred solely as a result of such notice not being so given.

     (b) The Indemnifying Party shall be entitled to assume the control or defense of any Claim or matter asserted by a third party or settle or compromise any Claim by a third party for which the Indemnified Party is entitled to indemnification hereunder.

     (c) Any legal counsel employed by an Indemnifying Party shall be reasonably acceptable to the Indemnified Party.

     (d) The Indemnified Party shall be entitled to participate in the defense of any such action with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such Claim or matter resulting therefrom in accordance with the terms hereof, (i) the Indemnified Party may defend such Claim in such a manner as it may deem appropriate, including settling such Claim on such terms as the Indemnified Party may deem appropriate after giving at least five (5) days' notice of the same to the Indemnifying Party (provided, however, that the right to receive such notice does not include or imply any right to approve or object thereto), and (ii) in any action by the Indemnified Party seeking indemnification from the Indemnifying Party in accordance with the provisions of this Section, the Indemnifying Party shall not be entitled to contest or raise any defense to the amount or nature of any such settlement or judgment.

     (e) The Indemnifying Party shall not be required to indemnify the Indemnified Party unless the amount of any Claim, when aggregated with all other such Claims of such Indemnified Party, shall exceed $50,000 (the "Minimum Aggregate Liability Amount"), at which time Claims may be asserted for all amounts including amounts below the Minimum Aggregate Liability. In no event shall the Indemnifying Party be obligated to pay Claims asserted by the Indemnified Party exceeding in the aggregate $5,300,000.

                                   ARTICLE VI
                                 MISCELLANEOUS

     6.1 EXPENSES; TRANSFER TAXES, ETC. Orflex and Printpack each shall pay their respective costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including without limitation all fees of legal counsel and accountants.

     6.2 PUBLICITY. Neither party shall issue any press release or public announcement of any of the transactions contemplated by this Agreement, except as may be mutually agreed to in writing by the parties.

     6.3 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person, telegraphed, telexed or mailed by certified or registered mail, return receipt requested and postage prepaid as follows:


                     If to Orflex:     ORFLEX LTD
                                       470 West Northland Boulevard
                                       Cincinnati, Ohio  45246
                                       Attn:  Oscar Robertson

                     with a copy to:   Dinsmore & Shohl
                                       1900 Chemed Center
                                       255 E. Fifth Street
                                       Cincinnati, Ohio  45202
                                       Attn:  Calvin D. Buford, Esq.

                     If to Printpack:  Printpack, Inc.
                                       4335 Wendell Drive, S.W.
                                       Atlanta, Georgia  30336
                                       Attn: Vice President-Finance

                     with a copy to:   Alston & Bird
                                       1201 West Peachtree Street
                                       Atlanta, Georgia  30309
                                       Attn: William H. Avery

     6.4  GENERAL.

     (a) This Agreement and the attached exhibits and schedules constitute the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings. This Agreement may be amended or modified only in a writing signed by the parties hereto.

     (b) This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

     (d) Any of the terms and conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefit thereof without affecting any other terms and conditions of this Agreement.
The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     (e) The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assignees of the parties hereto. Except as otherwise expressly provided herein, nothing expressed or implied herein is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto, any right or remedy hereunder or by reason hereof.

     (g) The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any of the remaining terms or provisions hereof.

     (h) This Agreement may not be assigned by either party, whether by operation of law or otherwise, without the written consent of the other party hereto.

     IN WITNESS WHEREOF, Orflex and Printpack have caused this Agreement to be duly executed and delivered on the day and year first written above.


                                               ORFLEX LTD



     Witness:  /s/ Christopher Che             By: /s/  Oscar Robertson
             ------------------------              ---------------------------

     Name: Christopher Che                     Title:  President
           --------------------------                -------------------------




                                               PRINTPACK, INC.


     Witness:  /s/ W.H. Avery                  By: /s/  R. Michael Hembree
             ------------------------              ---------------------------

     Name: William H. Avery                    Title: Vice President - Finance
           --------------------------                -------------------------

                               EXHIBIT 1.1(a)(ii)

                              EXHIBIT 1.1(a)(iii)


That land situated in the City of Forest Park, County of Hamilton, State of Ohio, Springfield Township, and being more particularly described as follows:

Being all of Lots Numbered Five (5), Six (6) and Seven (7) of Northland Park Subdivision, Block "A", Part 1, as recorded in Plat Book 107, pages 15 through 18, of the Plat Records of Hamilton County, Ohio Recorder's Office.

                               EXHIBIT 1.1(a)(iv)



Classic Games           Coronet Foods
Dixon Paper             Farmers Cheese
Grecian Delight         Gulf States Paper
Hercon Labs             Hill & Brooks
Marx Bros.              MPI Labels
Mrs. Allison's Cookies  Myers Foods
Old Fashion Meats       Safeway Stores (Carthage, MO; Lawrence, KS)
Stanford Seed           Sureco
3 Sigma                 Voxcom
Wallingford Coffee      National Oats
Conwood Tobacco         OLMARK Packaging
Fugi Foods              Pet Specialties
Ansell                  Enforcer Products
McKee Baking            Farley Candy
Byron, Inc.             Coronet Foods
Kapak Corp              Trigon Packaging Corp.
Becharas Coffee         Coffee Bean, Inc.
Caruthers Raisins       Indian Harvest
Savannah Foods          Sunwest Foods
Comet Rice              BK Plastics
Gilster Mary Lee        Pacific Bag/Vipco Coffee
John R. Daily           Enjoy Foods International
Country Coffee          Benham & Co.
Westlan Foods           Kobos Coffee
Quoin Industrial        Griffin Foods Co.
Salt Creek              Bar S Foods
Doneli Foods            Loveland Foods
Pillsbury               Brown & Haley Candy
Cain's Coffee           Packaging Corp of America
                        Tillamook Country Smoker
                        Gray & Co.
                        American Candy
                        Eastern Foods
                        Tolbert Packaging
                        Sony Magnetic Products
                        Michael Angelo's Gourmet
                        Nitritte
                        Maxell
                        Package Services

                             EXHIBIT 1.1(a)(vi)



Zee Medical          1-614-771-5555        4401 A Lyman Drive            Vern Turner
                     1-800-272-3389        Hilliard, OH 43026

CG&E                 632-3622              Acct. # 1194620220            Walt Anderson
                                                                         Ron Bollinger

Wells Fargo          System #s 1608125-1   513-224-0613
                               1608126-1   1-800-256-1053

Pitney Bowes         1-800-228-1067        Acct # 18803520206

UPS                  241-51-61             Shipper # 484-071

Professional Maint.  579-1152              Acct # 0989-2

Marathon             1-800-537-9580        Acct # 62 011 55 774

FED EX               1-800-622-1147        Acct # 0452-1469-9

Chemical Waste       1-800-843-3604        Acct # 615 615 5004382
Mgmt.

BP Oil               1-800-883-5527        Acct # 029-152-269-6

Compensation         1-614-764-7600        See Attached
Consultants

3S Systems           772-1301              Vender # 20040

Stites Scale         591-1335              No Acct. #

Applied Process      489-9831
Tech (H2O Treatment)

Armstrong Vending    See Attached

Workers Comp
Unemployment

Terminix             851-4800               Acct. # 100591-2

Cintas                                      Acct # 001-00596



AGA Gas              563-9400               Acct # 001-00596

Aramark              731-1500               Acct # 714764000

BCIS                 829-1950               Acct # PRI0270

Cinti Bell           566-5050               Acct # 513 825 4800 800

AT&T                 1-800-543-1342         Acct # 131 053-0245-723
(800 Service)

Rumpke                                      Acct # 5565

EKCC (Copier)        1-800-356-3251         Acct # 9547456-001

Omnifax              Service 621-9931

Cinti Water Works    352-1999               Acct # 5521-7660-14
                     591-7700               470 Northland

AT&T                 1-800-557-2455         Acct # 8016-021-2520
(Long Distance)



Outstanding purchase orders placed by Printpack in the ordinary course of business.

Lease of duPont readymount mounter.

                              EXHIBIT 1.1(a)(viii)


Hazardous Waste Generator Number 0HD004239703

Worker's Compensation Identification Number [Orflex will need it's own Worker's Compensation Identification Number]

Permit Numbers:


1431170674K009 -  Extrusion Laminator & Coater, #31 Egan
1431170674K010 -  Extrusion Laminator & Coater, #32 Egan
1431170674K004 -  Flexigraphic Press w/ incinerator, #3 CI Press
1431170674K005 -  Flexigraphic Press & Laminator w/ incinerator, #4 CI Press
1431170674K006 -  Flexigraphic Press & Coater Laminator w/ incinerator, #5 CI Press
1431170674K007 -  Flexigraphic Press & Laminator w/ incinerator, #6 CI Press
1431170674K011 -  Six Color Flexigraphic Printing Press, #8 CI Press
1431170674L001 -  Parts Washer
                  431170674T001-T004 - Wash Up Tanks


[Business License?] [OrfFlex will need it own business license.]

Federal Employer Identification Number [Orflex will need its own FEIN.]

General Permit for Stormwater Discharge.

                              EXHIBIT 1.1(b)(iii)


1.   VSAT satellite dish and related controls at the Cincinnati Plant.

2. All IBM data processing terminals and related peripheral equipment located at the Cincinnati Plant.

3. Cameron slitter, model GP-1004, surface wind, razor & shear, rubber draw roller, 1000 fpm, S/N N4468.

4. Chairs, desks and other office furnishings transferred to the Cincinnati sales office prior to September 1, 1994.

                               EXHIBIT 1.1(b)(v)


[Outstanding Contracts for sales of product to Marx Bros., Cains Coffee, Gulf States Paper, Sureco, and Farley Candy]

                 DISCLOSURE SCHEDULE TO CONTRIBUTION AGREEMENT
                          DATED AS OF JANUARY 5, 1995
                         BY AND BETWEEN PRINTPACK INC.
                                 AND ORFLEX LTD


Section 2.4

1.   Accrued bonuses: $30,000 at November 18, 1994.

2.   Accrued shut-down expense:  $2,186,000 at November 18, 1994.

Section 2.5

1. Hewlett-Packard computers used at the Cincinnati Plant are leased and the leases will continue to be paid by Printpack.

2. The duPont readymount mounter is leased by Printpack from duPont on a trial basis. Orflex will be required to make its own arrangements with duPont with regard to this equipment.

Section 2.6

1.   Facts which would be disclosed by a comprehensive survey of the premises.

2. Taxes for the first half of 1994 and thereafter. Additions or abatements, if any, which may be made by legally constituted authorities on account of errors, omissions, or changes in valuation.

3. Easements and rights-of-way for utility purposes granted to Cincinnati Gas and Electric Company as set forth in Deed Book 4400, page 1027, Deed Book 4006, Page 938, Deed Book 3726, Page 770 and in Deed Book 3272, Page 213, Hamilton County, Ohio Records. NOTE: There is a partial release of easement set forth in Deed Book 3726, Page 770, as recorded in Deed Book 4411, Page 1314, Hamilton County, Ohio Records.

4.   The following easements are set forth on Plat Book 107, Pages 15-18:

     A. Part of an existing ten (10) foot sewer easement along the panhandle of Lot 7; and

     B. Part of a forty (40) foot drainage easement located at the northwestern most corner of Lot 7.

5.   The following restrictions are set forth on Plat Book 107, Pages 15-18:

     A. The Village of Forest Park and the Village of Springdale do not accept any private drainage easements shown on this plat and the Village of Forest Park and the Village of Springdale are not obligated to maintain or repair any channels or installations in said easements. The easement area of each lot and all improvements in it shall be maintained continuously by the owner of the lot. Within these easements no structure, planting or other material shall be placed or permitted to remain which may obstruct, retard or change the directions of the flow of water through the drainage channel in the easement; and

     B. No part of any driveway or driveway approach within the road right-of-way shall be installed closer than two (2) feet from any inlet, fire hydrant, utility pole or guy wire anchor.

6. Matters described in memorandum dated 1/4/95 from Philip J. Schworer, Charles Dyas and Theodore Schneider to Calvin Buford, Paul Ose.

Section 2.8

     Printpack has been named as a possible responsible party with respect to the following superfund sites. This liability was acquired when the Cincinnati plant was purchased by Printpack.

Distler superfund site; New Albany, Indiana

Seymour superfund site; Seymour, Indiana

Enviro-Chem superfund site; Zionsville, Indiana

Great Lakes sites; Zionsville, Indiana (this is a former asphalt plant site and is essentially co-located with the Enviro-Chem site. Waste material from Enviro-Chem was stored here at one time).

"Third site"; Zionsville, Indiana (this site is essentially co-located with the Enviro-Chem site and is an outgrowth of general contamination in the area).

All environmental matters disclosed in the written report dated December 27, 1994 of a Phase I Evironmental Assessment of the Cincinnati Plant conducted by Civil & Environmental Consultants, Inc., environmental engineers.

All matters disclosed in memorandum dated 1/4/95 from Philip J. Schworer, Charles Dyas and Theodore Schneider to Calvin Buford, Paul Ose.

Section 2.9

1. The authorities listed on Exhibit 1.1(a)(viii) may not be transferable to Orflex and may terminate when Printpack no longer operates the Cincinnati Plant.

All matters disclosed in memorandum dated 1/4/95 from Philip J. Schworer, Charles Dyas and Theodore Schneider to Calvin Buford, Paul Ose.

Section 2.15

1. The property, general liability, umbrella liability, manufacturing errors liability, automobile liability and physical damage, inland marine and crime and fiduciary liability coverage described on the seven (7) attached sheets.

2. No claims in excess of $5,000 per occurrence were filed during the last three years.